As filed with the Securities and Exchange Commission on May 23, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHENIERE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-5913059
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

700 Milam Street, Suite 800 Houston, Texas 77002	77002
(Address of Principal Executive Offices)	(Zip Code)

Cheniere Energy Partners, L.P. Long-Term Incentive Plan

(Full title of the plan)

Don A. Turkleson

Senior Vice President and Chief Financial Officer

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Geoffrey K. Walker

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units representing limited partner interests	1,250,000 common units	$9.28(3)	$11,600,000	$455.88

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional common units as may be necessary to adjust the number of common units being offered or issued pursuant to the plan as a result of unit splits, unit dividends or similar transactions.
(2)	Represents units reserved for issuance under the Cheniere Energy Partners, L.P. Long-Term Incentive Plan.
(3)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of the common units as reported on the American Stock Exchange on May 16, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Cheniere Energy Partners, L.P. (the “Registrant”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant incorporates by reference in this registration statement the following documents filed with the Commission:

(1)	The annual report on Form 10-K as filed by the Registrant with the Commission (File No. 001-33366) on February 27, 2008.

(2)	The quarterly report on Form 10-Q as filed by the Registrant with the Commission (File No. 001-33366) on May 9, 2008.

(3)	The current reports on Form 8-K as filed by the Registrant with the Commission (File No. 001-33366) on April 8, 2008 and April 16, 2008.

(4)	The description of the Registrant’s common units contained in the Registrant’s registration statement on Form 8-A (File No. 001-33366) as filed by the Registrant with the Commission on March 15, 2007, including all amendments and reports filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Pursuant to Section 7.7(a) of the Registrant’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), the Registrant will, to the fullest extent permitted by law, but subject to specified limitations expressly provided therein, indemnify its general partner, any Departing General Partner (as defined therein), any person who is or was an affiliate of its general partner or any Departing General Partner, any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of any Group Member (as defined therein) (other than any person who is or was a limited partner of the Registrant in such person’s capacity as such), the Registrant’s general partner or any Departing General Partner or any affiliate of any Group Member, the Registrant’s general partner or any Departing General Partner, any person who is or was serving at the request of the Registrant’s general partner or any Departing General Partner or any affiliate of the Registrant’s general partner or any Departing General Partner as an officer, director, member, manager, partner, fiduciary or trustee of another person, and any person the Registrant’s general partner designates for purposes of the Partnership Agreement (each an “Indemnitee” and collectively, the “Idemnitees”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the Indemnitee’s serving or having served, or taking or having taken any action or inaction in, any capacity that causes or caused the Indemnitee to be, an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification under these provisions of the Partnership Agreement will only be out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for such liabilities arising under the Securities Act.

Section 7.7(b) of the Partnership Agreement provides further that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) of the Partnership Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Registrant prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7 of the Partnership Agreement.

Pursuant to Section 7.7(d) of the Partnership Agreement, the Registrant is authorized to purchase and maintain (or to reimburse its general partner or its affiliates for the costs of) insurance against liabilities that may be asserted against, or expenses that may be incurred by, the Registrant’s general partner, its affiliates and such other persons as the Registrant’s general partner determines in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, whether or not the Registrant would have the power to indemnify such person against such liability under provisions described above.

Section 7.8(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership or any other persons who have acquired interests in units representing limited partner interests in the Partnership or any other class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

The Underwriting Agreement entered into by the Partnership in connection with its initial public offering of common units provides for the indemnification of the directors and officers of the General Partner in certain circumstances by the underwriters.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	First Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 26, 2007 (No. 001-33366) and incorporated by reference herein).

4.2	Amended and Restated Limited Liability Company Agreement of Cheniere Energy Partners GP, LLC (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 26, 2007 (No. 001-33366) and incorporated by reference herein).

4.3	Cheniere Energy Partners, L.P. Long-Term Incentive Plan (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 26, 2007 (No. 001-33366) and incorporated by reference herein).

5.1*	Opinion of Andrews Kurth LLP with respect to legality of the securities.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of UHY LLP.

23.3*	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (set forth on the signature page of this registration statement).

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 23, 2008.

CHENIERE ENERGY PARTNERS, L.P.

By:	CHENIERE ENERGY PARTNERS GP, LLC,
its general partner

By:	/s/ Don A. Turkleson
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charif Souki and Don A. Turkleson his or her true and lawful attorney-in-fact and agent, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charif Souki	Director, Chairman of the Board and	May 23, 2008
Charif Souki	Chief Executive Officer (Principal Executive Officer)

/s/ Don A. Turkleson	Director, Senior Vice President and	May 23, 2008
Don A. Turkleson	Chief Financial Officer (Principal Financial Officer)

/s/ Jerry D. Smith	Chief Accounting Officer	May 23, 2008
Jerry D. Smith	(Principal Accounting Officer)

Signature	Title	Date

/s/ Meg Gentle	Director	May 23, 2008
Meg Gentle

Director
Ben A. Guill

Director
Lon McCain

Director
Robert J. Sutcliffe

/s/ Walter L. Williams	Director	May 23, 2008
Walter L. Williams

EXHIBIT INDEX

Exhibit Number	Description
4.1	First Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 26, 2007 (No. 001-33366) and incorporated by reference herein).

4.2	Amended and Restated Limited Liability Company Agreement of Cheniere Energy Partners GP, LLC (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 26, 2007 (No. 001-33366) and incorporated by reference herein).

4.3	Cheniere Energy Partners, L.P. Long-Term Incentive Plan (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 26, 2007 (No. 001-33366) and incorporated by reference herein).

5.1*	Opinion of Andrews Kurth LLP with respect to legality of the securities.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of UHY LLP.

23.3*	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (set forth on the signature page of this registration statement).

*	Filed herewith.